Exhibit 99.1

Sun Healthcare Group, Inc.
101 Sun Avenue N.E.
Albuquerque, New Mexico 87109

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

March 28, 2002

Re:  Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

Arthur Andersen has audited the consolidated financial statements of Sun Healthcare Group, Inc., a Delaware corporation (the "Company") and subsidiaries of the Company as of and for the years ended December 31, 2001 and 2000. Arthur Andersen has issued its report to the consolidated financial statements dated March 18, 2002, which is included with this filing on Form 10-K.

Arthur Andersen has represented to the Company that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Respectfully submitted,

/s/ Robert F. Murphy
Robert F. Murphy
Secretary